PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 7, 2007

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of J & J SNACK FOODS CORP. will be held on Wednesday, February 7, 2007 at 10:00 A.M., E.S.T., at The Holiday Inn, 2175 Marlton Pike (Route 70), Cherry Hill, New  Jersey 08002 for the following purposes:

1.	To elect one director;

2.	To increase the number of shares of Common Stock for issuance under the Company’s Stock Option Plan; and

3.	To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed December 10, 2006 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED, STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,
Dennis G. Moore,
Secretary

December 20, 2006

6000 Central Highway
Pennsauken, New Jersey 08109

__________________

PROXY STATEMENT
__________________

     The enclosed proxy is solicited by and on behalf of J & J Snack Foods Corp. (“J & J”) for use at the Annual Meeting of Shareholders to be held on Wednesday, February 7, 2007 at 10:00 A.M., E.S.T., at The Holiday Inn, 2175 Marlton Pike (Route 70), Cherry Hill, New Jersey 08002 and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is December 20, 2006. Sending a signed proxy will not affect the shareholder’s right to attend the Annual Meeting and vote in person since the proxy is revocable. The grant of a later proxy revokes this proxy. The presence at the meeting of a shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of the revocation with the secretary of the meeting prior to the voting of proxy or votes the shares subject to the proxy by written ballot.

     The expense of the proxy solicitation will be borne by J & J. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph, E-mail or teletype by directors, officers or employees of J & J without additional compensation. J & J is required to pay the reasonable expenses incurred by record holders of the common stock, no par value per share, of J & J (the “Common Stock”) who are brokers, dealers, banks or voting trustees, or other nominees, for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock they hold of record, upon request of such record holders.

     A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock for the election of the nominee for director and to increase the number of shares of Common Stock for issuance under the Company’s Stock Option Plan.

     The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which J & J does not know about a reasonable time before the proxy solicitation, and are presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; and (iv) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

     J & J had 18,513,826 shares of Common Stock outstanding at the close of business on December 10, 2006, the record date. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum for the purpose of considering such matter. Each share of Common Stock is entitled to one vote on each matter which may be brought before the Meeting. The election of directors will be determined by a plurality vote and the nominee receiving the most “for” votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. An abstention, withholding of authority to vote for or broker non-vote, therefore, will not have the same legal effect as an “against” vote and will not be counted in determining whether the proposal has received the required shareholder vote. Shareholders do not have approval or dissenter rights with respect to election of directors or to the increase in the number of shares for issuance under the Company’s Stock Option Plan.

PROPOSAL 1
INFORMATION CONCERNING NOMINEE FOR ELECTION TO BOARD

     One (1) director is expected to be elected at the Annual Meeting to serve on the Board of Directors of J & J until the expiration of his term as indicated below and until his successor is elected and has qualified.

     The following table sets forth information concerning J & J’s nominee for election to the Board of Directors. If the nominee becomes unable or for good cause will not serve, the persons named in the enclosed form of proxy will vote in accordance with their best judgment for the election of such substitute nominee as shall be designated by the Board of Directors. The Board of Directors of J & J expects the nominee to be willing and able to serve.

Name	Age	Position	Year of Expiration of Term as Director

Dennis G. Moore	51	Senior Vice President, Chief Financial Officer, Secretary, Treasurer and Director	2012

INFORMATION CONCERNING CONTINUING
DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position	Year of Expiration of Term as Director

Sidney R. Brown	49	Director	2008
Leonard M. Lodish	63	Director	2009
Gerald B. Shreiber	65	Chairman of the Board, Chief Executive Officer, Director	2010
Peter G. Stanley	64	Director	2011
Daniel Fachner	46	President, The ICEE Company	—
Michael Karaban	60	Senior Vice President, Marketing	—
Robert M. Radano	57	Senior Vice President, Chief Operating Officer	—

     Sidney R. Brown is the Chief Executive Officer of NFI Industries, Inc., a comprehensive provider of freight transportation, warehousing, third party logistics, contract manufacturing and real estate development. He is Vice Chairman of Sun National Bank, a national bank operating in New Jersey, Delaware and Pennsylvania. He became a director in 2003.

     Leonard M. Lodish became a director in 1992. He is Samuel R. Harrell Professor in the Marketing Department and Vice Dean, Wharton West of The Wharton School at the University of Pennsylvania where he has been a professor since 1968. He is a Director of Franklin Electronic Publishing, Inc.(maker of portable electronic reference works).

     Dennis G. Moore joined the Company in 1984, and has served in various capacities since that time. He was named Chief Financial Officer in 1992 and was elected to the Board of Directors in 1995.

     Gerald B. Shreiber is the founder of the Company and has served as its Chairman of the Board, President, and Chief Executive Officer since its inception in 1971.

     Peter G. Stanley became a director in 1983. Since November 1999 he is a Senior Vice President of Emerging Growth Equities, Ltd., an investment banking firm.

     Daniel Fachner has been an employee of The ICEE Company since 1979 and became its President in August  1997.

     Michael Karaban has been an employee of J & J Snack Foods Corp. in charge of its Marketing Department since 1990, and in February 2002 was elected its Senior Vice President, Marketing.

     Robert M. Radano joined the Company in 1972 and in May 1996 was named Chief Operating Officer of the Company. Prior to becoming Chief Operating Officer, he was Senior Vice President, Sales responsible for national foodservice sales of the Company.

Board of Directors, Committees and Attendance at Meetings

     The Board of Directors held 4 meetings during fiscal 2006. Each director attended at least 75 percent of the meetings of the Board and committees of which he was a member. Attendance at the Annual Meeting of Stockholders is encouraged for Board Members. All Board Members attended the 2006 Annual Meeting. Security holders can send communication to the Board of Directors (or any individual director) by sending such communication c/o the Company’s Secretary (at the Company’s address set forth above).

The Audit Committee

     The Audit Committee is comprised of directors Stanley (Chairman), Brown and Lodish, each of whom qualifies as an independent director and meets the other requirements to serve on the Audit Committee under rules of the Nasdaq Stock Market. The principal functions of the Audit Committee include, but are not limited to, (i) the oversight of the accounting and financial reporting processes of the Company and its internal control over financial reporting; (ii) the oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof; and (iii) the approval, prior to the engagement of, the Company’s independent auditors and, in connection therewith, to review and evaluate the qualifications, independence and performance of the Company’s independent auditors. The Audit Committee convened seven (7) times during the 2006 fiscal year.

     The Audit Committee currently does not have an Audit Committee Financial Expert, as such term is defined in Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee believes that the background and experience of its members allow them to perform their duties as members of the Audit Committee. This background and experience includes a former banker and current investment banker who regularly reviews financial statements of companies, a Professor at The Wharton School of the University of Pennsylvania, one of the leading business schools in the United States, and a Chief Executive Officer of a substantial private company with financial oversight responsibilities.

The Compensation Committee

     The Compensation Committee is comprised of directors Brown (Chairman), Lodish and Stanley, each of whom qualifies as an independent director under the rule of the Nasdaq Stock Market, as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, and as an outside director under Section 162(m) of the Internal Revenue Service. The Committee has responsibility for administering all elements of compensation for elected corporate offices and certain other senior management positions. It also administers the Company’s Stock Option Plan. The Compensation Committee held two (2) meetings during fiscal 2006.

The Nominating Committee

     The Nominating and Corporate Governance Committee is comprised of directors Lodish (Chairman), Brown and Stanley, each of whom qualifies as an independent director under rules of the Nasdaq Stock Market. This Committee’s primary responsibilities are to (1) make recommendations to the Board of Directors regarding composition of the Board and committees of the Board, (2) identify individuals qualified to become Board members and recommend to the Board qualified individuals to be nominated for election or appointed to the Board, (3) develop a succession plan for the Company’s Chief Executive Officer and (4) develop corporate governance guidelines applicable to the Company. The Committee will consider nominees for directors recommended by stockholders. Any stockholder may recommend a prospective nominee for the Committee’s consideration by submitting in writing to the Company’s Secretary (at the Company’s address set forth above) the prospective nominee’s name and qualifications. The Nominating and Corporate Governance Committee held one (1) meeting during fiscal 2006. The Board has approved a written Charter for the Committee which is available at http://www.jjsnack.com/CG.ASP.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of December 1, 2006 concerning (i) each person or group known to J & J to be the beneficial owner of more than 5% of Common Stock, (ii) each director of the Company, (iii) the Company’s Chief Executive Officer and each of the Company’s four most highly compensated executive officers for the 2006 fiscal year, and (iv) the beneficial ownership of Common Stock by the Company’s directors and all executive officers as a group. Except as otherwise noted, each beneficial owner of the Common Stock listed below has sole investment and voting power.

Name and Address of Beneficial Owner	Shares Owned Beneficially (1)		Percent of Class

Directors, Nominees and Named Executive Officers
Gerald B. Shreiber	4,544,364	(2)	24%
6000 Central Highway Pennsauken, NJ 08109
Sidney R. Brown	9,000	(3)	*
Leonard M. Lodish	55,600	(4)	*
Dennis G. Moore	109,869	(5)	*
Robert M. Radano	136,212	(6)	*
Peter G. Stanley	85,322	(4)(7)	*
Daniel Fachner	37,184	(8)	*
Michael Karaban	38,005	(9)	*
All executive officers and directors as a group (8 persons)	5,015,556	(10)	27%

Five percent Shareholders

Lord Abbett & Co, LLC	1,538,878		8%
90 Hudson Street Jersey City, NJ 07302

Neuberger Berman LLC	1,235,218		7%
605 Third Avenue New York, NY 10158

–––––––––––
*	Less than 1%
(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of Record Date. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Includes 300,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Shreiber and exercisable within 60 days from the date of this Proxy Statement, and 122,550 shares owned by a charitable foundation in which Mr. Shreiber has the right to vote and dispose of the shares.

(3)	Includes 9,000 shares of Common Stock issuable under the Deferred Stock Plan.

(4)	Includes 36,000 shares of Common Stock issuable upon the exercise of options and exercisable within 60 days from the date of this Proxy Statement and 18,000 shares issuable under the Deferred Stock Plan.

(5)	Includes 34,562 shares of Common Stock issuable upon the exercise of options granted to Mr. Moore and exercisable within 60 days from the date of this Proxy Statement.

(6)	Includes 5,934 shares of Common Stock issuable upon the exercise of options granted to Mr. Radano and exercisable within 60 days from the date of this Proxy Statement.

(7)	Includes 31,322 shares owned jointly with Mr. Stanley’s spouse with shared voting and investment power.

(8)	Includes 5,934 shares of Common Stock issuable upon the exercise of options granted to Mr. Fachner and exercisable within 60 days from the date of this Proxy Statement.

(9)	Includes 4,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Karaban and exercisable within 60 days from the date of this Proxy Statement.

(10)	Includes 422,430 shares of Common Stock issuable upon the exercise of options granted to executive officers and directors of J & J and exercisable within 60 days from the date of this Proxy Statement and 45,000 shares issuable under the Deferred Stock Plan.

Compensation Committee Report

     The Compensation Committee of the Board of Directors is responsible for determining the compensation to be paid and the benefits to be provided to the Company’s Executive Officers.

     The Company’s compensation is comprised of base salary, bonus, long term incentive compensation in the form of stock options, and various benefits generally available to all full-time employees of the Company, including participation in group medical and life insurance plans and the 401(K) Profit Sharing Plan.

Base Salary

     The base salary level for the Company’s Chief Executive Officer is competitively set relative to companies in the food industry that are similar to the Company. In obtaining this information, the Compensation Committee informally reviews newspaper and trade journal reports and information gathered from discussion with others in the industry. No formal survey is undertaken. Base salary for other Executive Offices was historically set by the Chief Executive Officer. The Compensation Committee reviewed these salaries and approved increases averaging 4.3 percent.

Cash Bonuses

     Cash bonuses are designed to motivate Executive Officers to achieve near-term financial objectives consistent with the Company’s overall business strategies. The bonus for Mr. Shreiber was determined pursuant to the formulae approved by the shareholders at the 2004 annual meeting. This bonus is equal to 2.5  percent of the Company’s Net Earnings. For the other Executive Officers, bonuses are in some cases linked primarily to achieving increases from the prior year’s sales and/or earnings. In other cases, bonuses reflect a more subjective view of an individual’s performance.

Stock Options

     The Company uses the Stock Option Plan as its long-term incentive plan for executive officers and key employees. The objectives of this Plan are to align the long term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return and to enable executives to develop and maintain a significant long term equity interest in the Company. Options given to the Chief Executive Officer are fixed according to the Company’s Stock Option Plan. Options given to other executive officers are recommended by the Chief Executive Officer and approved by the Compensation Committee.

     The Compensation Committee had been awarding options to employees as of the end of its fiscal year. At the end of 2005, the Compensation Committee delayed issuing options since the Board was considering a 2-1 stock split. Such a stock split was made effective December 15, 2005 and on that date the Board made its annual award of stock options. The Compensation Committee also agreed that Mr. Shreiber’s 10,000 options for fiscal 2005 which pursuant to the Stock Option Plan were to be awarded at the end of the fiscal year, would be delayed until the grant to all employees. Therefore, Mr. Shreiber received 20,000 post split options on December 15, 2005. For fiscal 2006, Mr. Shreiber was awarded his 20,000 options at the end of the fiscal year as provided for in its Stock Option Plan. The Compensation Committee also determined that the annual grant of options to employees would be on December 15, 2006.

Tax Deductibility under Section 162(m)

     Section 162(m) of the U.S. Internal Code of 1986 limits deductibility of compensation in excess of $1  million paid to the Company’s Chief Executive Officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based”. Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company’s Stock Option Plans should qualify as performance-based. The bonus to Mr. Shreiber should also qualify as performance-based. The Company did not pay any compensation for fiscal 2006 that will not be deductible due to Section 162(m). However, the Committee is not precluded from doing so in the future should it determine that such payments or awards are necessary to retain and motivate key executives.

COMPENSATION COMMITTEE
SIDNEY R. BROWN (Chairman)
LEONARD M. LODISH
PETER G. STANLEY

EXECUTIVE COMPENSATION

Summary Compensation

     The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities for fiscal 2006, 2005 and 2004:

Summary Compensation Table

	Annual Compensation				Long Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus	All Other (1)	Options (3)	All Other Compensation (2)

Gerald B. Shreiber Chairman of the Board, President, Chief Executive Officer and Director	2006 2005 2004	$637,000 $600,000 $575,000	$736,000 $651,000 $568,000	$1,344,000 $ 906,000 $ 707,000	40,000 -0- 20,000	$6,000 $6,000 $6,000

Robert M. Radano Chief Operating Officer and Senior Vice President, Sales	2006 2005 2004	$291,000 $271,000 $259,000	$200,000 $146,000 $125,000	$ 81,000 $ 121,000 $ 164,000	3,357 -0- 4,896	$6,000 $6,000 $6,000

Dennis G. Moore Senior Vice President, Chief Financial Officer and Director	2006 2005 2004	$305,000 $287,000 $277,000	$176,000 $160,000 $142,000	-0- -0- $ 79,000	3,357 -0- 4,896	$6,000 $6,000 $6,000

Daniel Fachner President The ICEE Company	2006 2005 2004	$282,000 $271,000 $264,000	$216,000 $222,000 $220,000	$ 73,000 $ 273,000 $ 59,000	3,357 -0- 4,896	$6,000 $6,000 $6,000

Michael Karaban Senior Vice President – Marketing	2006 2005 2004	$232,000 $218,000 $209,000	$ 60,000 $ 40,000 $ 32,000	$ 69,000 $ 79,000 $ 109,000	3,000 -0- 4,000	$6,000 $6,000 $6,000

––––––––––
(1)	Value realized upon the exercise of stock options.

(2)	401(K) Profit Sharing Plan Contribution.

(3)	Options reflect the 2-for-1 stock split effective January 5, 2006.

Equity Compensation Plan

     The following table provides information as of September 30, 2006 about the shares of the Company’s common stock that may be issued upon the exercise of options under the Company’s equity compensation plans which are the 1992 Stock Option Plan, the 2002 Stock Option Plan and the Employee Stock Purchase  Plan.

Plan Category	(1) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(2) Weighted average exercise price of outstanding options, warrants and rights	(3) Number of Securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column 1]

Equity compensation plans approved by security holders	1,233,000	$16.17	963,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realization Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Name	Number of securities underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	5%	10%

Gerald B. Shreiber	40,000(1)	23%	(1)	(1)	$766,000	$992,000
Robert M. Radano	3,357(2)	2%	$29.78	12/15/11	$28,000	$61,000
Dennis G. Moore	3,357(2)	2%	$29.78	12/15/11	$28,000	$61,000
Daniel Fachner	3,357(2)	2%	$29.78	12/15/11	$28,000	$61,000
Michael Karaban	3,000(2)	2%	$29.78	12/15/11	$25,000	$55,000

––––––––––
(1)	20,000 options are first exercisable on 12/15/08, expire on 12/15/15 and have an exercise price of $29.78. 20,000 options are first exercisable on 09/30/09, expire on 9/30/16 and have an exercise price of $31.10.

(2)	All options granted are first exercisable on 12/15/08.

Option Exercises and Holdings

     The following table summarizes exercises of stock options during fiscal year 2006 by the Chief Executive Officer and highly compensated executives and the number of unexercised options and the value of unexercised options held at the end of fiscal year 2006.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End($) Exercisable/Unexercisable

Gerald B. Shreiber	50,000	$1,343,750	300,000/60,000	$4,000,000/240,000
Robert M. Radano	5,196	$81,421	5,934/8,253	$85,000/57,000
Dennis G. Moore	—	$—	34,562/8,253	$686,000/57,000
Daniel Fachner	5,196	$72,640	5,934/8,253	$85,000/57,000
Michael Karaban	4,400	$68,948	4,000/7,000	$57,000/47,000

401(k) Profit Sharing Plan

     J & J maintains a 401(K) Profit Sharing Plan for the benefit of eligible employees. J & J’s contribution is based upon the individual employee’s contribution. During the fiscal year ended September 30, 2006 contributions in the amount of $1,219,000 were made to the 401(K) Profit Sharing Plan.

Director Compensation

     Each director receives annual grants under the Deferred Stock Plan of 3,000 shares as well as $750 per  quarter as a retainer and $1,000 for attendance at each of its four quarterly Board meetings. In addition, the Chairman of the Audit Committee receives an annual fee of $5,000.

Employment Agreements and Change-in-Control Arrangements

     There are no employment agreements or change-in-control arrangements with any of the named Executive Officers.

Certain Transactions

     Frank Shreiber, brother of Gerald B. Shreiber, is J & J’s Director of Purchasing. During fiscal 2006, he was paid $108,000 in salary and bonus.

Stock Performance Graph

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG J & J SNACK FOODS CORP., THE NASDAQ COMPOSITE INDEX
AND THE S & P PACKAGED FOODS & MEATS INDEX

* $100 invested on 9/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

Graph produced by Research Data Group, Inc.

							Begin:	9/30/2001
							Period End:	9/30/2006
J & J Snack Foods – NASNM							End:	9/30/2006
C000002530
Date*	Transaction Type	Closing Price**	Beginning No. Of Shares***	Dividend per Share	Dividend Paid	Shares Reinvested	Ending Shares	Cum. Tot. Return

30-Sep-01	Begin	9.375	10.67				10.667	100.00
30-Sep-02	Year End	18.425	10.67				10.667	196.53
30-Sep-03	Year End	17.890	10.67				10.667	190.83
30-Sep-04	Year End	21.440	10.67				10.667	228.69

13-Dec-04	Dividend	23.500	10.67	0.06	0.67	0.028	10.695	251.33
11-Mar-05	Dividend	23.565	10.70	0.06	0.67	0.028	10.723	252.70
13-Jun-05	Dividend	25.070	10.72	0.06	0.67	0.027	10.750	269.51
13-Sep-05	Dividend	28.820	10.75	0.06	0.67	0.023	10.773	310.49
30-Sep-05	Year End	28.900	10.77				10.773	311.35

13-Dec-05	Dividend	31.175	10.77	0.04	0.40	0.013	10.786	336.27
13-Mar-06	Dividend	32.370	10.79	0.08	0.81	0.025	10.811	349.96
13-Jun-06	Dividend	30.270	10.81	0.08	0.81	0.027	10.838	328.07
13-Sep-06	Dividend	33.130	10.84	0.08	0.81	0.025	10.863	359.88
30-Sep-06	End	31.100	10.86				10.863	337.83

––––––––––

*    Specified ending dates or ex-dividends dates.
** All Closing Prices and Dividends are adjusted for stock splits and stock dividends.
***‘Begin Shares’ based on $100 investment.

SHAREHOLDER PROPOSALS AND NOMINATIONS

     Any stockholder who wishes to submit a proposal to be voted on or to nominate a person for election to the Board of Directors at the Company’s annual meeting of stockholders in 2008 must notify the Company’s Secretary (at the Company’s address set forth above) no earlier than July 26, 2007 and no later than August  25, 2007 (unless the date of the 2008 annual meeting is more than 30 days before or more than 60  days after February 10, 2007, in which case the notice of proposal must be received by the later of October 24, 2007 or the tenth day following the day the Company publicly announces the date of the 2008 annual meeting). The notice of a proposal or nomination must also include certain information about the proposal or nominee and about the stockholder submitting the proposal or nomination, as required by the Company’s By-Laws, and must also meet the requirements of applicable securities laws. Proposals or nominations not meeting these requirements will not be presented at the annual meeting.

     For more information regarding stockholder proposals or nominations, you may request a copy of the By-Laws from the Company’s Secretary (at the Company’s address set forth above).

COMPLIANCE WITH SECTION 16(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Section 16(A) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Company’s Common Stock, file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations received by it from such directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 2006.

AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements, as further detailed in the Committee’s Charter attached as Exhibit B to the Proxy Statement for the 2005 Annual Meeting.

     The Company’s management is responsible for the integrity of the Company’s financial statements, as well as its accounting and financial reporting process and internal controls for compliance with applicable accounting standards, laws and regulations. The Company’s independent accountants, Grant Thornton LLP (“Grant Thornton”), are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion in their report on those financial statements.

     The Audit Committee is responsible for monitoring and reviewing these processes, as well as the independence and performance of the Company’s independent accountants. The Audit Committee does not conduct auditing or accounting reviews or procedures. The Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and in conformity with generally accepted accounting procedures in the U.S. and on the independent accountants’ representations included in their report on the Company’s financial statements.

     The Audit Committee reviewed and discussed with management the Company’s audited financial statements for fiscal year 2006. The Committee discussed with the Company’s independent accountants, Grant Thornton, the matters required to be discussed by the Codification of Statements on Auditing Standards 61, Communication with Audit Committees (as modified or supplemented). In addition, the Audit Committee received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with Grant Thornton its independence from the Company, and considered whether the providing of non-audit services to the Company by Grant Thornton is compatible with maintaining Grant Thornton’s independence.

     Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

PETER G. STANLEY (Chairman)
SIDNEY R. BROWN
LEONARD M. LODISH

INDEPENDENT ACCOUNTANTS

     It is contemplated that Grant Thornton LLP (“Grant Thornton”) will be selected to serve as the Company’s independent accountants for fiscal year 2007. Grant Thornton also served as the Company’s independent accountants for fiscal year 2006. A representative of Grant Thornton is expected to attend the Annual Meeting, will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions from stockholders.

Audit Fees

     The following aggregate fees were billed to the Company in each of the last two fiscal years for professional services rendered by Grant Thornton for the audit of the Company’s annual financial statements and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements for those fiscal years:

Fiscal Year 2006	$228,000
Fiscal Year 2005	$172,000

Audit-Related Fees

     The following aggregate fees were billed to the Company in each of the last two fiscal years for (1) financial accounting and reporting services, and (2) acquisition-related services, in each case rendered by Grant Thornton and that were reasonably related to the performance of the audit or review of the Company’s financial statements but are not included in the audit fees reported above:

Fiscal Year 2006	$353,000
Fiscal Year 2005	$244,000

Tax Fees

     The following aggregate fees were billed to the Company in each of the last two fiscal years for U.S.  Federal, state and local tax planning, advice and compliance services, international tax planning, advice and compliance services:

Fiscal Year 2006	$180,000
Fiscal Year 2005	$112,000

All Other Fees

     The following aggregate fees were billed to the Company in each of the last two fiscal years for services provided by Grant Thornton that are not included in the services reported above, which services related to audits of the Company’s Health and Welfare Plan and 401(k) Profit Sharing Plan.

Fiscal Year 2006	$16,000
Fiscal Year 2005	$22,000

Audit Committee Policies and Procedures on Pre-Approval of Audit and Permissible Non-Audit Services

     The Audit Committee has adopted policies and procedures requiring that the Company obtain the Committee’s pre-approval of all audit and permissible non-audit services to be provided by Grant Thornton as the Company’s independent accountants. Pre-approval is generally granted on a fiscal year basis, is detailed as to the particular service or category of services to be provided and is granted after consideration of the estimated fees for each service or category of service. Actual fees and any changes to estimated fees for pre-approved services are reported to the Committee on a quarterly basis.

Other Matters

     The Audit Committee of the Board of Directors has considered whether the provision of tax services described above is compatible with maintaining the independence of the Company’s principal accountant. The Audit Committee has approved the performance of these services by Grant Thornton LLP.

PROPOSAL TO APPROVE AMENDMENTS TO
COMPANY’S STOCK OPTION PLAN

     The Board of Directors has also approved an increase in the maximum number of shares issuable under the Stock Option Plan by 600,000 to a total of 1,400,000. The Board of Directors recommends a vote “For” this proposal.

Increases in Authorized Shares under Stock Option Plan

     Currently, options for a total of 800,000 shares may be issued under the Stock Option Plan. The amendment increases the maximum number of shares issuable under the Stock Option Plan by 600,000 to a total of 1,400,000 shares. No options have been issued to date from said 600,000 shares.

     The purpose of the proposed increase is to provide sufficient shares for future option grants to officers, directors, key employees and important consultants of the Company. As of December 1, 2006, the Company had 263,000 shares available for grant under the Stock Option Plan. The Board of Directors believes that it is in the best interests of the Company to have sufficient shares available under the Stock Option Plan to provide options to certain of its officers, directors, key employees and important consultants. In fiscal 2006, the Company granted 175,671 options under the Stock Option Plan to officers and key employees. No outside directors or important consultants received options during the last fiscal year. The Board of Directors believes it is prudent to increase the number available for future grants so as to continue to grant options, which is a critical part of long term compensation. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company’s key management employees receive options to purchase the Company’s Common Stock and that the opportunity thus afforded these employees to acquire Common Stock is an essential element of an effective management incentive program. Approval by the shareholders is requested in order to grant Incentive Stock Options under the Plan. The Board of Directors also believes that stock options are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company.

     Set forth below is a summary of certain significant portions of the Stock Option Plan.

     Eligibility and Administration. All officers, directors, key employees of the Company and important consultants of any current or future subsidiary (the “Subsidiary”), are eligible to receive options under the Stock Option Plan. The Stock Option Plan currently is administered by the Compensation Committee (the  “Committee”). The Committee determines, among other things, which officers, directors, key employees and important consultants of the Company and any Subsidiary will be granted options under the Stock Option Plan, whether options granted will be Incentive Options or Non-Qualified Options, the number of shares subject to an option, the time at which an option is granted, the duration of an option and the exercise price of an option. The Committee has the exclusive right to adopt or rescind rules for the administration of the Stock Option Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Stock Option Plan.

     Non-Qualified Options to the Chief Executive Officer. The Stock Option Plan provides that the Corporation shall issue annually on the last day of the Company’s fiscal year to the Chief Executive Officer options to acquire 20,000 shares of Common Stock. The number of shares to be issued to the Chief Executive Officer shall be changed in the event of any change in the capitalization of J & J, such as stock dividend, stock split, or what the Compensation Committee deems in its sole discretion to be similar circumstances. The exercise price for these options shall be the fair market value, as determined by the Compensation Committee of the Corporation’s Common Stock on the date of grant of such options. The option will be for ten (10) years. This automatic award is in addition to any other option grant that may be awarded under the Stock Option Plan.

     Amendment and Termination. Options may not be granted pursuant to the Stock Option Plan after November 26, 2012. The Board of Directors reserves the right at any time, and from time to time, to modify or amend the Stock Option Plan in any way, or to suspend or terminate it, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the Board of Directors; provided, however, that such action shall not affect options granted under the Stock Option Plan prior to the actual date on which such action occurred. If a modification or amendment of the Stock Option Plan is required by the Code or the regulations thereunder to be approved by the shareholders of the Company in order to permit the granting of “Incentive Stock Options” (as that term is defined in Section 422 of the Code and regulations thereunder) pursuant to modified or amended Stock Option Plan, such modification or amendment shall also be approved by the shareholders of the Company in such manner as is prescribed by the Code and the regulations thereunder. If the Board of Directors voluntarily submits a proposed modification, amendment, suspension or termination for shareholder approval, such submission shall not require any future modifications, amendments (whether or not relating to the same provision or subject matter), suspensions or terminations to be similarly submitted for shareholder approval.

     Number of Shares and Adjustment. The aggregate number of shares which may presently be issued upon the exercise of options granted under the Stock Option Plan is 800,000 shares of Common Stock. The aggregate number and kind of shares issuable under the Stock Option Plan is subject to appropriate adjustment to reflect changes in the capitalization of the Company, such as by stock dividend, stock split or other circumstances deemed by the Committee to be similar. Any shares of Common Stock subject to options that terminate unexercised will be available for future options granted under the Stock Option Plan.

     Exercise Price and Terms. The exercise price for Options granted under the Stock Option Plan shall be equal to at least the fair market value of the Common Stock as of the date of the grant of the option, except that the option exercise price of Incentive Options granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company must not be less than 110% of the fair market value as of the date of the grant of the option. The market value of a share of Common Stock on December 8, 2006 was $40.96.

     The aggregate fair market value of the stock determined on the date of grant with respect to which Incentive Options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000.

     Unless terminated earlier by the option’s terms, Options granted under the Stock Option Plan will expire ten years after the date they are granted except that if Incentive Options are granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company on the date of the grant, Section 422 of the Code requires that such options expire five years after the date they are granted.

     Payment of Exercise Price. Payment of the option price on exercise of Incentive Options and Non-Qualified Options may be made in cash, shares of Common Stock of the Company or a combination of both. Under the terms of the Stock Option Plan, the Committee could interpret the provision of the Stock Option Plan which allows payment of the option price in shares of Common Stock to permit the “pyramiding” of shares in successive, simultaneous exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common stock or a small number of shares of Common Stock to acquire a number of shares of Common Stock.

     Termination of Service; Death; Transferabiliiy. All unexercised options will terminate such number of days (not to exceed 90) as determined by the Compensation Committee after the date either (i) other than an optionee who retires at his normal retirement age with at least 10 years of service, the optionee ceases to perform services for the Company or a Subsidiary, or (ii) the Company or a Subsidiary delivers or receives notice of an intention to terminate the employment relationship, regardless of whether or not a different effective date of termination is provided in such notice, but this termination date shall not apply in the cases of disability or death of the optionee (but in no event later than the expiration date). An optionee who ceases to be an employee because of a disability must exercise the option within one year after he or she ceases to be an employee (but in no event later than the expiration date). The heirs or personal representative of a deceased employee who could have exercised an option while alive may exercise such option within one year following the employee’s death (but in no event later than the expiration date). The Committee can provide that the options may be transferred to descendants or trusts for the benefits of such descendants. Otherwise, no Incentive Option granted under the Stock Option Plan is transferable except in the event of death by will or the laws of descent and distribution. An employee who retires at normal retirement age with at least 10  years of service, may exercise options after retirement according to the terms of such options. The Committee may provide that a Non-Qualified Option is transferable to any family member of the optionee by gift or qualified domestic relations order.

     Federal Income Tax Consequences of the Stock Option Plan. Set forth below is a description of the federal income tax consequences to the recipient of options and the Company under the Internal Revenue Code of 1986, as amended, of the grant and exercise of options awarded under the Stock Option Plan.

     Incentive Stock Options Under the Stock Option Plan. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see however, discussion of Alternative Minimum Tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the Corporation will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a “disqualifying disposition”), the optionee generally will realize ordinary income in the year of disposition and the Corporation will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee’s tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

     The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

     An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option is, however, a “disposition” of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

     Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the “Exchange Shares”) equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by an ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

     Non-Qualified Options. Generally, there will be no federal income tax consequences to either the optionee or the Corporation on the grant of Non-Qualified Options. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Corporation will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162 of the Code and satisfaction of certain reporting requirements) in an amount equal to such excess.

     Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term, or short-term capital gain or loss depending upon their holding period for such stock. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

     An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Option and the delivery of such shares is a disqualifying disposition. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

     Limitation on Corporation’s Deduction. Section 162(m) of the Code will generally limit to $1.0 million the Corporation’s federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not “performance based.” Under Treasury regulations, and subject to certain transition rules, a stock option will, in general, qualify as “ performance based” compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the shareholders entitled to vote thereon, and (iii) is granted by a compensation committee consisting solely of at least two independent directors. If a stock option to an executive referred to above is not “performance based”, the amount that would otherwise be deductible by the Corporation in respect of such stock option will be disallowed to the extent that the executive’s aggregate non-performance based compensation paid in the relevant year exceeds $1.0 million.

     New Plan Benefits Table. The amount, if any, of stock options to be awarded to key employees is determined on an annual basis by the Committee and is not presently determinable. Information regarding awards to the Named Officers in 2006 is provided elsewhere in this Proxy Statement. See “Executive Compensation”.

The Board of Directors recommends that you vote FOR approval of the increase in the maximum number of shares for issuance under the Stock Option Plan

OTHER MATTERS

     The Company is not presently aware of any matters (other than procedural matters) which will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company does not know, a reasonable time before the proxy solicitation, are to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a 8 or 14a 9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In conjunction with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10 K

     This Proxy Statement is accompanied by the Company’s Annual Report to Shareholders for fiscal 2006.

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF J & J’S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED SEPTEMBER 30, 2006, WITHOUT CHARGE, BY SENDING A WRITTEN REQUEST TO J & J SNACK FOODS CORP., 6000 CENTRAL HIGHWAY, PENNSAUKEN, NEW JERSEY 08109, ATTENTION: DENNIS G. MOORE.

By Order of the Board of Directors,
Dennis G. Moore, Secretary